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                                                                  EXHIBIT 10(vv)


                          Strategic Technology Systems, Inc.
                                One Electronics Drive
                              Trenton, New Jersey 08619

December 30, 1997

Base Ten Systems, Inc.
One Electronics Drive
Trenton, New Jersey 08619

          Re:  Consulting Services; Payment

Gentlemen:

As you aware, pursuant to that certain employment agreement dated March 26, 1992, by and between myself and Base Ten Systems, Inc., I am entitled to compensation by the Company at the time of my resignation. Specifically, paragraph 5(c) of said employment agreement states that my compensation shall be "(x) his salary and benefits as due under this Agreement to the date of termination and (y) a termination payment..."

This letter shall confirm our agreement that my total compensation upon termination shall be equal to one year of my base salary, which is $225,000. In addition, I will make myself available as a consultant to Base Ten Systems, Inc. for a period of two years following my resignation, with respect to events and matters which occurred during my tenure as chief financial officer of Base Ten Systems, Inc., provided such consulting services do not interfere with my other employment duties.

Please indicate your acceptance of the terms of this Letter Agreement by returning an executed copy to the undersigned.

                                             Very truly yours,


                                             /s/ Edward J. Klinsport

                                             Edward J. Klinsport
                                             President,
                                             Strategic Technology Systems, Inc.

ACCEPTED AND AGREED TO:


Base Ten Systems, Inc.


By:  /s/ M. Kranzler
   --------------------------

Title:  Chairman

Date:  Dec. 31, 1997